Exhibit 3.2

[Convenience Translation from Hebrew]

ARTICLES OF ASSOCIATION

OF

TODOS MEDICAL LTD.

Preamble

1.	(a) In these Articles of Association, the following terms shall have the meaning appearing opposite them, unless another interpretation is expressly stated herein:

"Company"	Todos Medical Ltd.
The"Investor"	D.P.H. Investments Ltd.

Office	The registered office of the Company at the relevant time.
Companies Law	The Companies Law, 5759 – 1999, as the same shall be amended from time to time and the regulations promulgated thereunder from time to time.

Register of Shareholders	The Register of Shareholders that is to be kept pursuant to section 127 of the Companies Law.
"Members" or "Shareholder" or "Holders of Shares"	Shareholders of the Company as registered in the Register of Shareholders as holdings shares of the Company.
"Writing"	In writing, typed, photographed, facsimiled, e-mailed or in any other way legible.

The "Articles" or "These Articles"	This Articles of Association, as shall be amended from time to time and in effect from time to time.
Person	Including corporation or other entity.
"Year" or "Month"	Calendar Gregorian month.

(b) Subject to the this provision, in these Articles, and unless the context expressly requires some other interpretation, terms defined in the Companies Law, shall bear the meaning ascribed to them there and words in the singular shall include the plural and, vice versa; masculine terms shall include the feminine gender, and words indicating individuals shall include corporations.

(c) The titles of the Articles are for convenience only and are not binding and shall not affect the interpretation or any other purpose.

(d) any provision in these Articles that provides for a different arrangement, in whole or in part, than as prescribed under the Companies Law or the Companies Ordinance, as applicable, which can be conditioned, changed or added, whether in whole or in respect to particular matters or particular restrictions, by law, shall be regarded as conditioned the provision of the Companies Law or the Companies Ordinance, as applicable, even if the mere conditioning is not mentioned in the provision and even if it is stated in such provision (in this form or other) that its effect is subject to the applicable law.

(e) In the event of any inconsistency between a provision by law that cannot be conditioned, changed or amended, such provision shall prevail, without effecting the validity of these Articles or any provision thereof.

In interpreting any provision or examining its effectiveness, the interpretation shall be given to that provision which is most likely to achieve its purpose as appearing therefrom or as appearing from the other provisions included within these Articles.

(f) For the avoidance of doubt, these Articles replace and revoke any prior articles of association of the Company.

2.	The vesting of the authorities of the organs of the Company shall be as detailed in the Companies Law and these Articles. Each organ shall have the ancillary authorities required for it to carry out its authorities.

Authority which was not given in these Articles or under the Companies Law, the board of directors is permitted to carry out.

Any act made without authorization or ulta viros, the relevant organ may ratify such act at a later time.

The Objects of the Company and Management of its Business.

3.	The Company can engage in any lawful activity.

The Company may donate reasonable amounts to a worthy cause, even if such donations are not within the framework of business considerations. The board of directors is authorized to determine the donation amounts and the causes or type of causes to whom such donations will be made and the identity of the recipient of the donation.

Private Company and Limitations on Company

4.	The Company is a private company, as defined in the Companies Law. The Company shall be restricted as follows:

4.1           the number of the Shareholders of the Company shall be limited to fifty (50). For the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single Shareholder.

4.2           no invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

4.3	the right to transfer the shares of the Company shall be restricted as stated hereinafter;

Share Capital

5.	The authorized share capital of the Company is NIS 10,000,000 divided into 990,000,000 Ordinary Shares of nominal value NIS 0.01 each ("Ordinary Shares") and 10,000,000 Preferred Shares of nominal value NIS 0.01 each ("Preferred Shares").

5.1 each Ordinary Share entitles its holder to the rights to receive notices of the general meetings, to participate and vote thereat, to receive dividends and to receive the surplus of assets upon liquidation.

5.2 each Preferred Share shall entitle its holder to receive the following rights:

5.2.1      the right to receive notices of the general meetings, to participate and vote thereat, to receive dividends and to receive the surplus of assets upon liquidation.

5.2.2      anti dilution right. Such right cannot be assigned upon sale of shares, whether for consideration or otherwise.

5.2.3      the right to appoint a director as details in section 74(b) below. This right cannot be assigned upon sale of the Preferred Share, whether for consideration or without.

It is clarified that each Preferred Share shall be automatically converted into ordinary share and shall be entitled to all the rights of the ordinary shares upon the occurrence of any of the following, the earlier of: (a) initial public offering of the securities of the Company or registration for trade of the Company's securities in Israel or abroad; (b) sale of all or substantially all of the assets of the Company; (c) merger, except for a merger in which the Company is the surviving entity; (d) sale of Preferred Share by its holder to any third party.

6.	The liability of the Shareholders to the Company's debts is limited only to the par value of the shares unpaid for by them, unless it is determined that the issuance of the shares shall be for an amount higher than the par value and then the liability shall be restricted up to the sum as aforesaid and which has not been paid by the Shareholder, all in accordance with these Articles.

7.	The Company may divide the share capital into types of shares. Consolidation or division of the share capital shall not be regarded as changed the rights of the shares so consolidated or divided.

8.	The unissued share capital of the Company as well as shares repurchased by the Company shall be under the direction of the board of directors who may be able to issue them or grant them in any way that the board of directors deems fit. The board of directors can offer or issue shares to any third party subject to Section 41.5 below.

9.	If in accordance with the conditions for the issuance of a share, the payment for such share, shall be in whole or in part, in installments, such payment shall be made when due to the Company by the person who is the registered holder of such shares at the time, or his successors by law.

10.	Upon issuance of shares, the board of directors may differ in requirement from shareholders in respect of payment time and amounts.

11.	Unless specified otherwise in these Articles or in the Companies Law, the Company shall be entitled to treat the registered shareholder of a shares as its absolute owner and accordingly, shall not be required to recognize any claim on an equitable basis or any other basis in regards to such share or any benefit of any third party, unless required by the court to do so.

Share Certificates

12.	A share certificate shall carry the stamp or seal of the Company together with the signature of two directors or the signing of one director together with the chief executive officer, unless determined otherwise by the board of directors.

13.	A Shareholder shall be entitled to receive from the Company, one certificate(s) that shall state the number of shares owned by him, their class and serial numbers and the amount paid on account of their par value.

14.	Share certificate in the name of two or more holders shall be delivered to the shareholder named first at the Register of Shareholders in respect of joint ownership.

15.	If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the board of directors think fit.

Calls on Shares.

16.	The Board of Directors may, from time to time, as it in its discretion deems fit, make calls for payment upon Shareholders in respect of any sum that has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of allotment or issuance of such shares or otherwise, payable at a fixed time. Each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may subsequently be extended or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice referred to below), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares of the Shareholder making payment in respect of which such call was made.

17.	Notice of any call for payment by a Shareholder shall be given in writing to such Shareholder not less than ten (10) business days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the board of directors may, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment of such call or designate a different place of payment or person to whom payment is to be made. Without derogating from the aforesaid, in the event of variance exceeding 10% of the monthly funding on the basis of the annual budget, prior notice of 20 business days shall be given.

18.	Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

19.	If pursuant to the terms of allotment or issuance of a share, or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the board of directors and for which notice was given, and the provisions of these Articles with regard to calls (and the nonpayment thereof) shall be applicable to such amount (and the non-payment thereof).

20.	Any amount called for payment that is not paid when due shall bear interest from the date fixed for payment until actual payment, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel) and payable at such time(s) as the board of directors may prescribe. However, the board of directors is entitled to waive payment of interest, in whole or in part.

21.	With the consent of the Board of Directors any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the board of directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the board of directors. The board of directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty.

Forfeiture and Surrender.

22.	If any Shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance with these Articles, on or before the day fixed for payment of the same, the board of directors may at any time after the day fixed for such payment, so long as such amount or any portion thereof remains unpaid, to notify such Shareholder and demand their payment including interest accrued thereon and all expenses of Company for such lack of payment.

23.	The notice shall determine a day (which shall be at least 20 business days following the notice date) and place or places where such demand for payment requires to be settled. The Notice shall also specify that in the event of non payment in such date and place as mentioned in the notice, the relevant Shares shall be forfeited.

24.	In the event that the requirements contained in the notice have not been fulfilled then, at any time thereafter, the board of directors may forfeit the shares subject matter of the notice. Such forfeiture shall include all dividends declared in respect of the shares so forfeited and not paid for prior to the forfeiture.

25.	Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of, as the board of directors deems fit.

26.	Shares forfeited and unissued shall be redeemed sharers and shall not have any rights for as long as they remain with the Company.

27.	The board of directors may, at any time prior to reissuance or sale of forfeited share to annul its forfeiture under the conditions determined by the board of directors, subject to the Companies Law.

28.	Any Shareholder whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall nonetheless be liable to pay and shall promptly pay, to the Company all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, unless the forfeited shares were sold and the Company received their full consideration owed by such shareholder including costs related to such sale. The board of directors shall be permitted (but not obliged) to undertake actions for payment of such amounts if determined necessary.

29.	The provisions of these Articles in regards to forfeiture of shares shall apply to cases of non payment of a known sum that according to the conditions of execution of the share deed or the issuance of shares was due for payment on a known date, whether on account of the share or premium as though such amount was due and payable under a demand of payment lawfully notified.

30.	The Company shall have a right of first lien and pledge first in rank on all registered shares in the name of a shareholder and on the income from their sale for the removal of all liabilities and obligations of the shareholder whether by himself or together with anyone else, to the Company, whether the time of payment of such debts or time of fulfillment of such obligations arrived or yet to arrive, from sources of debts and no right under law or equity shall be created over any share, except as stipulated in section 12 above. The lien and pledge shall apply on all dividends declared from time to time over those shares unless otherwise resolved by the Board.

31.	For the purpose of exercise of the pledge, the Board may sell, as it deems required, the shares that the Company has a lien and/or pledge rights over, provided that any amount was due in respect of which such right exists. However, no share may be sold unless a period of 10 days shall expire from the date that the shareholder or the executor of his will was notified in writing of the Company's intention to sell the share and such shareholder or executor of the will did not pay such debts or fulfilled the obligation within the 10 days period.

32.	The net income of such sale, after payment of expenses related to the sale, shall be used to pay such shareholder's debts and obligations (including the debts, obligations, commitment and engagement that their due date has not arrived) an the remainder (if applicable) shall be paid to him or to the executor of his will or to whom he shall pass the right to.

33.	In case of a sale after forfeiture or the execution of a lien and/or pledge using the powers granted above, the Board may nominate a person to sign a transfer deed of the share so sold and to allow so that the buyer will be recorded at the shareholders registry as the owner of the shares sold and once his name is so recorded in the registry in respect of these shares, the validity of the sale shall not be undermined by anyone and sole remedy of any person claiming to be damaged by the sale shall be only for damages against the company alone.

Transfer of Shares

34.	(a) Transfer of shares shall not be registered at the Registry of Shareholders unless the Company is delivered a share transfer deed signed by the transferee and transferor, in person or by proxy. Transferor shall be regarded as the owner of the shares until the transferee is registered as a shareholder in the Registry of Shareholders in respect of the transferred share.

(b)	Share transfer deed shall be made as follows or in an similar way or an ordinary or as otherwise accepted by the board of directors: I, __________ of ______[the transferor] for consideration of ______ NIS paid by ____ of __________ ("Transferee"), hereby transfers to the Transferee ___ shares ____ of ______ NIS each marked ___ until ______ of Company _________ Ltd. to be held by transferee, its administrators, executors, and assigns, under the same terms that we held the same on the date of this Transfer Deed and I transferee agree to receive the shares under the aforementioned conditions.

In witness whereof, we signed on this __ day of ____, year _____

____________	____________
Transferee	Transferor

35.	(a) All transfer of shares that have not been fully paid up, shall be subject to the approval of the board of directors who shall be entitled in its sole discretion and without giving reason to refuse to permit the transfer of shares not paid up.

In the event that the board of directors refused the transfer of shares, notice shall be given to the Transferor within 30 days of receipt of the share transfer deed.

(b) fully paid up shares shall be transferable subject to fulfillment of Section 34 above and 36 below and subject to the board of directors which shall not refuse such transfer of fully paid up shares for unreasonable reason.

(c)	the board of directors can delay registration of transfer for the last 14 days prior to every annual meeting and additional periods as determined by the board of directors provided that the accumulated periods of delay will not exceed 45 days per annum.

(d)	The Company shall advise the shareholders on the closure of the Registry of Shareholders in accordance with these Articles regarding notification of shareholders.

(e)	The Company shall be entitled to demand reasonable pay for expenses associated with recording transfers, in an amount determined by the board of directors.

36.	Each transfer deed shall be delivered to the Office or any other place determined by the board of directors for registration together with the transferred share certificates, and any other proof of the transferor's title that the board of directors may require. The deed of transfer that shall have been registered or a photostat copy thereof, as shall be decided by the board of directors, shall remain with the Company.

37.	Upon the death of a Shareholder, the remaining partners (in the event that the deceased was a partner in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

38.

(a)	Any person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the board of directors, have the right either to be registered as a Shareholder in respect of the share upon the consent of the board of directors, not to be unreasonably withheld, or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

(b)	a receiver, liquidator or similar official appointed to wind up, dissolve or otherwise liquidate a corporate shareholder, and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, upon producing such evidence as the board of directors may deem sufficient as to his authority to act in such capacity or under this section, shall with the consent of the board of directors (which the board of directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer contained in these Articles, transfer such shares.

39.	A person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share.

40.	Company will be entitled to destroy share transfer deeds following the expiration of 6 years from the date of registration and share certificates cancelled after 3 years from their date of cancellation and a presumption shall be that all such share transfer deeds and shares destroyed were in full force and effect and that the transfer, annulment and registration were validly made.

41.

41.1	Deleted.

41.2	Deleted.

41.3	Forced Sale.

At any time prior to the date of approval of registration of the Company's shares for trade in Israel or abroad, if the holders of at least seventy five percent (75%) of the issued share capital of the Company (on a fully diluted basis) (the "Offerees") accept a an offer from a third party that is not related to such Offerees or the Company to purchase all of the Company’s issued and outstanding share capital under the terms detailed in the offer and accepted such offer, then all remaining Shareholders undertake to sell their shares to the purchaser under the terms detailed in the offer and to sign all document required in order to sale their shares to the purchaser and give the board of directors power of attorney, irrevocable and unconditional, to sign in their place and name all document required in connection with the transfer of shares pursuant to this Section.

41.4	Preemptive Right

41.4.1        At any time prior to the date of approval of registration of the Company's shares for trade in Israel or abroad or offering of the securities of the Company to the public in Israel or abroad, as applicable, any issuance of securities of the Company, including any shares of any kind, options, bonds, convertible bonds and/or any other security of the Company convertible to shares of the Company or the grant of any right to purchase shares of the Company or convertible securities ("Securities") shall entitle each shareholder ("Offerees") a right to purchase such Securities under the same terms as offered, pro rata to the shares held by such shareholder to the outstanding issued share capital prior to the issuance.

41.4.2        In the event that any of the Offerees wishes to accept the offer in full, such Offeree shall advise the Company in writing of his acceptance ("Acceptance Notice") within 7 days from the date such offer was given to him.

41.4.3        No Acceptance Notice were received for all Securities offered, the Company will reoffer the Securities for which no Acceptance Notice was received only to those Offerees that returned Acceptance Notice for all Securities offered to them in the prior offer pro-rata to all Offerees (that returned Acceptance Notices), and so on, until no further Acceptance Notices are received for any offer or until such time as Acceptance Notices are received for all Securities offered. The provisions of this section 41.5 shall apply to further offers made under this section.

41.4.4        Acceptance Notices were received for all offered Securities, the Company shall transfer to the shareholders delivered the Acceptance Notices, against payment of the consideration as detailed in the Acceptance Notice, within seven (7) days from the date of last Acceptance Notice and payment therefor, the offered Securities, on the basis of final quantities per the Acceptance Notices, free and clear of all pledges, encumbrances, lien or third party rights and they shall be registered in the name of the transferee at the books of the Company.

41.4.5        No Acceptance Notices received for all the offered Securities as aforesaid, the Company shall be entitled to, within 15 days from the last date of receipt of Acceptance Notice after the last offer is made as aforesaid to act as follows:

41.4.4.1        to transfer to the Offerees that gave the Acceptance Notices the number of Securities for which such Acceptance Notice were given, free and clear of all pledges, encumbrances, lien or third party rights and the remaining Securities to the third party.

41.4.4.2        to transfer all Securities offered to the third party, as if no Acceptance Notices were received from any Offerees.

All subject that the offered Securities so transferred to such third party shall be transferred within 15 days mentioned in section 41.5.5 and that the third party transfer shall be made on the terms detailed in the offeres to the Offerees as aforesaid.

  41.4.6 In the event that the 15 days period mentioned in section 41.5. expired, the Securities offered shall be reoffered in accordance with Section 41.5.

  41.4.7 Shareholders' rights pursuant to this Section shall not apply in respect of issuance of shares or securities convertible to shares to employees, consultants and office holders or an investor which the Board of Directors determined to be deemed a strategic investor.

Bearer Shares

42.	The Company shall not issue bearer shares.

Redeemable shares

43.	The Company may, subject to the law, issue redeemable shares and may redeem them.

Capital Changes

44.	The Company may, from time to time, by resolution of its Shareholders, whether or not all the shares then authorized have been issued, and whether or not all the shares issued have been called up for payment, increase its authorized share capital. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, with such rights and preferences but subject to such restrictions, as such resolution shall provide.

45.	Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of these Articles which are applicable to shares included in the existing share capital, without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions that are applicable to shares of such class included in the existing share capital).

46.	Without derogating from any other right by law or these Articles, and without derogating from sections 44-45 above, the Company may, from time to time, by a resolution of its Shareholders –

(a)	consolidate and divide all or any part of its issued or unissued authorized share capital into shares of a per share nominal value that is greater than the per share nominal value of its existing shares;
(b)	subdivide its shares (issued or unissued) or any of them into shares of lesser nominal value than is fixed by these Articles;
(c)	cancel any shares that, at the date of the adoption of such resolution, have not been purchased or subscribed for; or
(d)	reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

47.	For the purpose of executing any resolution according to Section 46 above, the board of directors may settle any dispute that may arise with regard thereto as it deems fit and with respect to any consolidation of issued shares into shares that may result in fractional shares, the board of directors shall be permitted:

(a)	To sell all the fractions and for such purpose to appoint a trustee in the name of which the share certificates that include the fractions sold and the consideration received less any fees and expense shall be distributed to the entitled; or
(b)	To allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings and in connection with any such consolidation or other action that may result in fractional shares; or
(c)	To determine that shareholders shall not be entitled to receive a consolidated share for a consolidated fractional share, resulted from the consolidation of half or less than the number of shares that the consolidation thereof creates one consolidated share and entitled to receive consolidated share for a fraction of consolidated share resulting from the consolidation of more than half of the shares that their consolidation creates one consolidated share.

If an act in accordance with (b) or (c) above shall require allotment of additional shares then their payment shall be made by way of payment of bonus shares. Consolidation and split as aforesaid shall not be regarded as changing the rights of the shares.

Allotment of Shares and other Securities.

48.	Subject to Section 8 above, the authorized but unissued shares shall be under the control of the board of directors, who shall have the power to allot, issue or otherwise dispose such shares to such persons, at such times, on such terms and conditions, and either at par, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, all as the board of directors deems fit; and, the board of directors shall also have the power to give any person the option to acquire from the Company any shares, either at nominal value, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, for such period and for such consideration as the board of directors deems fit.

49.	Without derogating from the aforesaid, subject to the provisions of the companies law and these Articles, the Board may determine, that the consideration for the shares shall be paid in cash or otherwise including in securities or in any other way, at its sole discretion, whether in units, series all subject to the terms and dates as determined by the Board in its sole discretion.

General Meetings

50.	A general meeting shall be held once in every year at such place and time, not being more than fifteen (15) months after the holding of the last preceding general meeting, as may be prescribed by the board of directors. The above-mentioned general meetings shall be called an Ordinary Meeting. All other general meetings shall be called Extraordinary General Meetings.

51.	Pursuant to Section 50 of the Companies Law, the general meeting is entitled to receive the authorities vested in another organ and to determine that the authorities of the general manager of the Company shall vest in the board of directors, for a particular matter or for a particular time.

In the event that the general meeting retained authorities vested pursuant to the Companies Law or these Articles in the board of directors, the shareholders shall bear all the duties, rights and responsibilities applicable to the directors for the operation of such authorities as per section 50(B) of the Companies Law.

52.	The Board of Directors may at their discretion, and upon a demand in writing as provided for in Sections 63 of the Companies Law shall, convene an Extraordinary General Meeting.

53.	The Company shall furnish notices of general meetings to its shareholders according to law. Subject to the aforesaid or the regulation under section 69(a) of the Companies Law, notices shall be delivered to every shareholder registered at the Registry of Shareholders.

54.	Any flaw in good faith in convening the general meeting or managing thereof, including without derogating the aforesaid, none delivery of notice of a meeting to those entitled to or none receipt by them or any such flaw arising out of non fulfilment of any provision or condition as detailed by law or these Articles, including means of convening general meetings or management thereof shall disqualify the decisions made by the general meeting and will not affect the discussion conducted therein, subject to the law.

Proceedings at the General Meetings.

55.	No deliberation shall be commenced with respect to any matter at a General Meeting unless a quorum is present at the time when the General Meeting proceeds to deliberate. In the General Meeting, at least one or more Shareholders who hold or represent together at least sixty percent (60%) of the voting rights of the issued share capital of the Company present personally or by proxy, shall be deemed to be a quorum. Shareholder acting as proxy of any other shareholder shall be regarded as two shareholders or more, i.e himself in addition to the number of shareholder he represents.

56.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the Shareholders, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same place and time, or any other day, hour and place as may be determined. If a quorum is not present at the second meeting within half an hour from the time appointed for the meeting, any number of Shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

57.	The Chairman of the board shall chair the General Meeting. If the Chairman is not present within 15 minutes from the time determined for the commencement of the meeting, or shall be reluctant to chair the meeting, the other shareholders present at the meeting shall elect one of them to preside over the meeting. The chairman of the General Meeting shall not have a casting or additional vote.

58.	All resolution shall be made by a count of votes.

59.	Resolution of the general meeting for a change of these Articles as well as merger approval as defined by the Companies Law, shall be adopted by a majority of shareholders present, in person or by proxy participating at the vote (abstaining votes disregarded).

60.	The chairman's declaration of a resolution was adopted unanimously or in a particular majority or rejected shall be final, and an entry to that effect in the minute book of the Company shall be prima facie evidence of the fact.

61.	The chairman may postpone the meeting, or any resolution to be adopted therein as detailed in the agenda from time to time and he is obliged to do so under the request of the general meeting, however the adjourned meeting shall not discuss any other matter other than the matter in respect of which a resolution was not adopted in the former meeting. No notice is required to be given on the adjourned meeting and the matters on the agenda at such adjourned meeting unless otherwise required by the Companies Law.

62.	Resolution agreed upon in writing by all shareholders of the Company shall have the same effect as though adopted by a general meeting convened.

Shareholders Votes

63.	Every shareholder, whether present in person or by an authorized representative shall have one vote for each share he owns.

64.	A shareholder may vote in person or through legal representatives also fall under only part of his shares and to vote differently under each part of the shares.

65.	A corporation which is a shareholder entitled to authorize by decision of its authorized body, any person that it shall deem fit to represent it at the general meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

66.	A shareholder that is a minor or that a competent court declared to be legally incompetent may only vote through his legal guardian and such guardian may vote by proxy.

67.	In the case of joint holders of a share in the vote of the head of the partners, given in person or by proxy, and for this purpose shall question of who is the head of the partners shall be determined based on the order in which names are registered in the Register of Shareholders.

68.	Members can vote in person or by proxy or in the case of a corporation - by a representative pursuant to Section 65 above.

69.	Each letter of appointment to nominee or power of attorney shall be signed by the appointor or by his authorized representatives that are authorized in writing or if the appointor is a corporation, such appointment shall be signed in his signature or in the signature of his power of attorney and shall be deposited at the Office not less than 48 hours prior to the date of the meeting. The board of directors shall be entitled to demand that any letter of appointment be authenticated by a notary, lawyer or accountant. Chairman of the meeting may waive this requirement for all participants for the meeting and receive letters of appointment or power of attorney by until the time of commencement of the meeting.

70.	No member shall not be entitled to vote at a general meeting unless he paid the payment requests and all monies due in respect of his shares.

71.	Each letter of appointment to a nominee or proxy, whether for a specific meeting or otherwise shall made as follows: I _______ of ________, a shareholder in _________, hereby appoint Mr. ________ of -_________ or in his absence, Mr. ________ of _________ or in his absence, Mr. _______ of ________, to vote for me and on my behalf in respect of ____ shares class ______ held by , at the the general meeting (annual / special /class meeting) of the Company to be held on ___ of ____month of ____ year and at any adjourned meeting thereof .

IN WITNESS WHEREOF I have signed on this _ __ of month of _____ of _______

72.	Voting in accordance with the provisions of a document appointing a proxy shall be in effect notwithstanding the death of the appointor, or cancellation of the power of attorney or transfer of shares for which such vote was cast, unless a written notice of death, cancellation or transfer, shall have been received by the Company or by the chairman of the meeting before the vote. It is clarified that the provisions of these Articles shall apply, mutatis mutandis, to the convening and proceedings of any class meetings.

The Board of Directors

73.	The number of directors in the Company shall not be less than one director and not more than five. Corporation shall be eligible to act as a director in the Company subject to the provisions of the Companies Law.

74.

74.1               Board members shall be appointed or removed from office or replaced as follows:

(a)	Holders of ordinary shares (excluding the Investor) will be entitled to appoint and dismiss 2 (two) directors.
(b)	Holders of Preferred Shares, as long as they hold at least 5% of the issued share capital of the Company, shall be entitled to appoint and dismiss one director.
(c)	As long as the Investor holds shares in the Company, the Investor will be entitled to appoint and dismiss one director ("Investor's Director"), and following such time as the Investor will hold at least 10% of the issued share capital of the Company, the Investor will be entitled to appoint and dismiss 2 (two) directors.

74.2    Appointment and dismissal (or replacement) of a director, will be made by written notice of the appointing shareholder, which shall be sent to the secretary of the Company or to the chairman of the board of directors, to the Company's registered address or at a meeting of the board of directors, and will enter into force, subject to the intent otherwise specified in the notice, upon its transmittal.

75.	The office of a director shall be vacated, ipso facto, upon the occurrence of any of the following, subject to the Companies Law:

(a)         such Director's death and in the event that a director is a corporation – upon its liquidation;

(b)         such Director becomes legally incompetent and/or of unsound mind and/or demented.

(c)         if such Director is an individual, such Director is declared bankrupt or settled with his creditors;

(d)         if resigned by written notice to the Company;

(e)         if removed by the resolution of the general meeting

(f)         if convicted of a crime as described in Section 232 of the Companies Law;

(g)         if removed by a court of law in accordance with Section 233 or the Companies Law;

76.	Director who has ceased to hold office may be re-appointed.

77.

(a) Every director may, subject to the provisions of the Companies Law, appoint any person as an alternate director. The appointment or termination of appointment of an alternate director shall be made in writing by the appointing director.

(b) Alternate director shall have, subject to the provisions of the letter of appointment, all of the powers vested in the director that such alternate director is replacing, except the power to appoint an alternate director to himself.

(c) An alternate director shall become vacant position automatically if dismissed by the director who appointed him or if the office of the director who appointed him become vacant for any reason, or if the alternate director is subject to one of the circumstances described in (a), (b), (c), (d), (f) or (g) of Section 75 above.

78.	Deleted.

79.	If no director is appointed or if the position become vacant, the remaining board members will be allowed to operate in any matter, so long as their number is not less than the minimum number of members of the board of directors in accordance with Section 73 above.

80.	A director will not be required to hold shares.

81.	No director will not be disqualified for office as director due to serving another role in the Company or being entitled to profits in the Company or from or in any other corporation that the Company has interest in, or has its other benefits or from entering into the contract or in any other way, whether as seller or buyer, service provider, independent contractor, employee or any other status, however, it is hereby declared such director is subject to disclosure obligation pursuant to the Companies Law.

Subject to the provisions of the Companies Law, a general notice of a controlling shareholder or officer of the Company that he is an interested party in any other corporation and the appointment of a controlling shareholder or officer of the Company to serve for the Company as a director or officer of any other corporation will be considered an advance notice of the personal interest of the controlling shareholder in every future engagement with the other corporation.

82.	Terms of office of directors, including terms of employment as officers or in any other position, including salary and reimbursement for reasonable expenses related to the fulfillment of their duties, shall be determined in accordance with the Companies Law.

Actions of the Board

83.	The Board can convene and adjourn its meetings and organize its proceedings and discussions. Until otherwise decided by the board of directors, the majority of board members serving at the time and present at the board meeting in person or by their alternates, shall constitute a quorum at board meetings.

If within half an hour from the time set for the board meeting there will be no quorum, the meeting shall be postponed to the next business day, same time and place, without any obligation to notify the directors, or any other day and/or time and/or place, as the Chairman of the board of directors shall advise and if at the adjourned meeting no quorum is present within half an hour after the scheduled time of commencement of that meeting, the meeting will take place with any number of present participants who will be allowed to discuss the matters on the agenda for which such meeting was convened.

84.	The board of directors will convene a meeting as required by the Company from time to time and at least once a year. Chairman of the board or any two other directors may at any time call a meeting of the board of directors.

85.	(a) Any notice of a meeting of the Board shall be given to the directors by fax or e-mail provided that the notice shall be given at least seven (7) days before the time set for a meeting , unless at least a majority of the directors agreed to that are the same as in Israel on shorter notice.

(b) Director absent from Israel, during such days of absence shall not be entitled to receive notice of convening such a meeting, but the message will be given to his alternative (if exists).

(c) If inadvertently a notice was not delivered to a member of the Board or an alternative director concerning the meeting, such omission shall not affect the validity of any decision taken at that meeting.

(d) The Board may convene meeting without notice subject to the consent of all the directors or their substitutes.

86.	Each Director shall have one vote. Matters raised at meetings of the Board will be decided by a majority vote.

87.	Chairman of the Board shall be elected by the board and will chair all Board meetings. If there no chairman exist or if not present following 15 minutes after the time scheduled a meeting or does not want to preside, the present directors will elect one of them to serve as Chairman.

88.	Chairman of the Board of Directors will have an additional or casting vote.

89.	Any meeting of the Board of Directors which a quorum is present shall have the authority to hold all the powers, powers of attorney and discretion at the same time by the Board of Directors or operated by it.

90.	The Board of Directors may hold meetings using any means of communication, provided that all the directors participants can hear each other simultaneously.

91.	The Board is authorized to make decisions even without actually convening, provided that all the directors entitled to participate in the discussion and vote on the matter put to the vote have agreed not to convene the same matter. The resolutions shall be adopted by an ordinary majority of votes. In such case minutes shall be taken, including the decision not to convene in person and shall be signed by Chairman of the Board. Such minutes shall be deemed minutes of a meeting convened.

92.	Subject to the provisions of the Companies Law, the board could deliver, transmit and/or delegate its authority to committees consisting of a member or members of the Board as it sees fit and may from time to time to revoke such decision.

Each committee so formed when exercising its powers must follow all decisions and conditions to be determined by the Board. Meetings and proceedings of any such committee, consisting of two or more members, will be conducted according to these Articles similarly to the Board, mutatis mutandis, and subject to the instructions given by the Board under these Articles.

Notwithstanding the foregoing, the Board is not entitled to delegate to a committee of the Board matters specified in section 112 of the Companies Law.

In addition, the Board may decide to set up committees which will be composed of members that are not members of the Board, provided that their role will only be to advise or recommend. The Board may not delegate its authorities to any committee composed of members that are not members of the Board.

93.	All actions taken by the Board or by a committee of the Board by any person serving as a director, shall be valid even if it is later discovered that there was some defect in the appointment of directors or members of the Committee, or all or any of them were disqualified, have been appointed each of them law, and if he had the necessary qualifications to be a director or member of the said committee.

Powers of the Board

94.	The Board of Directors shall have all the powers and the powers to him under these regulations, in accordance with the Companies Law and in accordance with any law.

95.	Without derogating from the provisions of these Articles, the Board shall outline the Company's policy and supervise the performance of the functions and operations general manager, including all the powers vested in him as provided in section 92 of the Companies Law.

96.	The Board may decide, that the powers granted to the general manager will be transferred to its authority, whether for a specific matter or for a period of time. Without limiting the foregoing, the Board may instruct the general manager on how to act on a certain matter. If the general manager did not carry out the instruction, the Board may exercise its power to carry out such instruction. If the general manager is unable to exercise his powers, the Board may exercise them in his stead.

Powers to borrow

97.

(a) The board of directors may from time to time, at its sole discretion, accept, borrow or guarantee receipt of any sum or sums of money or other benefits, including the provision of guarantees and/or guarantees received by the Company or by other entities.

(b) The board of directors may secure the repayment of any sum or such amounts in the same manner and on the same dates and conditions as it deems fit, and particularly by the issuance of letters of guarantee, bond, pledge, lien (fixed or otherwise), mortgage and/or any other security on the property the Company, in whole or in part, present or future including unpaid share capital required for payment and share capital called but not yet paid.

General Manager

98.	The Board may appoint from time to time one or more persons (whether a director or not), as general manager or managers (hereinafter - "the General Manager"), whether for a fixed period or indefinitely and from time to time (considering the terms of engagement with him or them and the Company) to relieve him or them from their duties and appoint another in his or their place.

99.	The remuneration of the General Manager shall be determined from time to time (considering the terms of engagement between him and the Company) by the board of directors and can be either by way of a fixed salary and benefits and/or commission on profits and/or revenues of the Company or of any company other company in which the Company is interested and/or by participation in such profits and/or by granting securities or right to acquire same and/or in any other way.

100.	The General Manager is responsible for managing the Company's ongoing operations within the framework of the policy established by the board of directions and subject to its guidelines.

The General Manager shall have all powers of management and execution that were not granted by the Companies Law or these Articles to any other organ of the Company, and he will be subject to supervision by the board of directors.

101.	General Manager may, with the approval of the board of directors, delegate to his inferior any of his powers, which approval may be general and in advance.

102.	Subject to the provisions of the Companies Law, the board of directors may from time to time to give and/or delegated to the General Manager, the powers granted to it under these regulations.

103.	Appointment and dismissal of officers, who are members of the board of directors or the General Manager and the terms of their tenure shall be determined by the General Manager as long as the board of directors does not otherwise determine.

Local administrations

104.	The board of directors may make arrangement from time to time for the management of the Company's affairs in any particular place, whether in Israel or abroad, as it sees fit.

105.	The board of directors may at any time and from time to time establish all the local management or local agency, to manage the Company's business in some certain places, in Israel or abroad and will be able to appoint any person to be a member of the local management or any officer or agent and will be able to determine their fees. The board of directors will be able to from time to time and at any time to disclose to any person appointed that all power, authority and judgment and it may empower any person is used at the same time as a member of local management to continue in his post despite what job became available there, and any such appointment or power of attorney that could be done under the same conditions the board will and the board could fit at any time dismiss any person appointed to and cancel any such power of attorney or change.

Register of shareholders and register of other securities of the Company

106.	The Company shall keep a register of shareholders and substantial shareholders, in accordance with the Companies Law.

The register of shareholders shall be prima facie evidence as to the correctness of its content. In case of any discrepancy between the contents of the register of shareholders and the share certificate, the evidentiary value of the registry shall prevail over the evidentiary value of the share certificate.

The Company may close the register of shareholders as well as any prescription or another note managed or maintained by the Company (whether by virtue of any law or by virtue of an agreement or the choice of the Company) in connection with the Company's securities, as applicable, for a period or periods that shall not exceed 30 days per year.

Additional Registry

107.	The Company will hold a register of shareholders everywhere outside of Israel as well as the Board deems appropriate, subject to the requirements of the law, Board of Directors may from time to time make regulations and change them, as it deems appropriate, for holding any register of shareholders.

Minutes

108.	The Company shall keep a register of minutes of board meetings and general meetings, which are recorded correctly in the books. Minutes of general meetings, signed by chairman of the meeting shall serve as prima facie evidence to its content. Minutes of board meeting signed by the director who presided over the meeting shall serve as prima facie evidence as to its content.

Signatory rights

109.	The Board of Directors may designate any person or persons (even if they are not directors) to act and to sign in the name of the Company, and the acts and signature of such person shall bind the Company, insofar as such person has acted and signed within the limits of his authority.

Power of Attorney

110.	Subject to the provisions of the Companies Law, the Board may at any time, empower each person to be the representative of the Company for the same purposes and with the same powers and discretion, for the same period and subject to the same conditions, and all as the Board may deem appropriate. The Board of Directors may grant that person, among other things, the authority to delegate to another, wholly or partially, the powers, privileges and discretions vested in him.

Dividends, foundations and capitalization of funds and earnings

111.	The Board may, prior to deciding on the distribution of dividends, as stated in the articles below, set aside any amounts from earnings, as it sees fit, to a general fund or reserve fund for dividend distribution, distribution of bonus shares, the purchase of securities of the Company or any other purpose, as determined by the board of directors at its discretion.

112.	Until such time as the aforementioned funds are used, the Board may invest the amounts set aside as aforesaid and monetary funds, in any investment as it sees fit, handle these investments, change them or to use them and it may divide the reserve fund into special funds, and use any fund or part thereof for the purpose of the Company's business, without having to keep separate from the rest of the Company's assets, all at the discretion of the Board of Directors and under terms to be set.

113.	Subject to the provisions of the Companies Law, the Board may decide on the distribution of the as defined in the Companies Law, including dividend distribution, the purchase of securities of the Company and distribution that does not meet the profit test. The Board of Directors decides on the distribution of dividends may decide that the dividend will be paid, in whole or in part, in cash or by way of distribution of assets in kind, including in securities or otherwise, in its discretion.

Unless the Board decided otherwise, the Company will pay no interest or linkage differentials on dividends, including dividends paid after the date set for such payment for any reason.

114.	(a) Subject to the provisions of the Companies Law, the Board may decide on the distribution of bonus shares and capitalized against which the share capital amounts from sources permitted under the Companies Law.

(b) bonus shares allotted under this Regulation shall be deemed fully paid up shares.

115.	The Board of Directors when deciding on the allocation of bonus shares, may decide that the Company will move to a special fund intended for the distribution of bonus shares in the future, such amount sufficient to turning it into share capital in order to issue to whom at that time would be any reason has the right to acquire shares in the Company (including rights exercisable only upon later), bonus shares which were afforded to him, if he had exercised the right to purchase shares prior to the effective date for the right to receive bonus shares (in this regulation - "Effective Date"). If after the Effective Date such holder of a right will exercise his right to acquire the shares or part thereof, the Company will issue him the bonus shares, which were due to him if he had exercised prior to the Effective Date for the right to acquire the shares acquired by practice, by converting the appropriate share capital. Bonus shares will entitle their owners to participate in the distribution of additional bonus shares will be distributed after the Effective Date. For the purpose of determining the amount to be transferred to a special fund in question, any amount transferred to this fund in respect of earlier distributions of bonus shares, shall be capitalized and allocated from shares entitling the holders the right to purchase shares, to bonus shares.

116.	Subject to the rights attached to the shares issued in the Company and the provisions of these Articles, dividends or bonus shares, will be distributed to holders of ordinary shares in proportion to the nominal value of each share, regardless of any premium paid thereon.

117.	For the purpose of executing a resolution for dividend distribution or allotment of bonus shares, the Board of Directors may:

117.1.                at its discretion settle any difficulty arising in connection therewith and to take any steps it sees fit to overcome this difficulty.

117.2.                to issue certificates for fractional shares or decide fragments or fractions less than a certain amount to be determined by the Board of Directors, will not be taken into account to adjust the rights of the shareholders or sell fractional shares and pay the proceeds (net) those entitled to them.

117.3.                to authorize any person to sign on behalf of shareholders in any contract or other document is necessary in order to give effect to the allocation and/or distribution, including as provided in section 291 of the Companies Law.

117.4.                to determine the value of certain assets to be distributed and decide that payments to shareholders will be paid in cash based on the value set.

117.5.                to provide cash or certain assets to trustees for the benefit of those who are entitled to them, as the Board deems useful. Every action made by the trustees and any agreement between the Company and the trustees will apply and bind the above.

117.6.                to make some other arrangement is necessary in the opinion of the Board to optimize the allocation, or distribution, as applicable.

118.	The Board of Directors may withhold any dividend or bonus shares or rights to other benefits in respect of the share consideration set for it, in whole or in part, is not paid to the Company, and to charge all such sum or proceeds received from the sale of any bonus shares or rights other benefit, at the expense of the debts or liabilities for the stock in question, however, whether the said share exclusively owned by the shareholder debtor and whether jointly with other shareholders.

119.	The Board of Directors may withhold any dividend or bonus shares or other benefits in respect of a share for which a person is entitled to be registered as the register or entitled to transfer, to be recorded the same person as its owner of the stock or has transferred illegally , as applicable.

120.	The Board of Directors may determine, from time to time, the methods of payment of dividends or the allocation of bonus shares or transfer them to those entitled thereto as well as instructions, procedures and arrangements in this regard, both the registered shareholders and for shareholders who are not registered. Without limiting the generality of the foregoing, the Board may determine, as follows:

120.1.   (a) Subject to sub-paragraph (b) below, dividends or funds to be distributed to registered shareholders will be paid by sending a check by mail to the address, as registered in the register of shareholders, or in the case of joint registered owners share those whose name appears first in the register of shareholders in respect of the share. Any transmission of such check will be at the risk of the registered shareholder; Without limiting the foregoing, the Board may determine that the amount of dividends lower than an amount determined by the Board of Directors, will not be sent by check, as mentioned above, and respect the provisions of sub-regulation (b) below.

             (b) The Board of Directors may determine that the payment of dividends or funds to be distributed to shareholders registered, will be made at the office or any other place determined by the Board.

120.2.                Dividends distributed to shareholders who are not registered, will be transferred to such shareholders through nominee company or otherwise determined by the Board.

121.	If two or more registered co-owners of a share, any one of them may give a valid receipt for any dividend, share or other securities, or other monies or benefits due for the share.

Company documents

122.	Shareholders shall have the right to review company documents specified in section 184 of the Companies Law, under the conditions applicable to it. The Board of Directors may refuse a shareholder's request to review the Company's documents filed application if he believes in bad faith or that the required documents or trade secret or patent disclosure could harm in any way the benefit of the Company.

123.	Subject to the law, any book, notepad or prescription that the Company had managed, by law or under these regulations, will be managed by technical or mechanical means as resolved by the Board of Directors.

Audit

124.	At least once a year the annual financial statements of the Company shall be audited by the auditor of the Company.

125.	The auditor shall be appointed each annual meeting and will serve in office until the end of the following annual general meeting; however, the general meeting may appoint an auditor may serve as such for a longer period not extending beyond the third annual general meeting following the one in which he was appointed. Auditor whose term has expired as aforesaid, may be reappointed by the Company.

The remuneration of the auditor for audit activities and for other services which are not auditing, will be determined by the Board or a person authorized by it.

Any action taken by the auditor of the Company shall be valid for any person dealing in good faith with the Company, even if there was a defect in the appointment or competency of the auditor.

Notices

126.	Subject to the provisions of the law regarding the manner of giving notice to shareholders, the Company may give notice to the shareholders by hand delivery or by sending registered mail or by sending a telegram to him to the registered address in Israel (if exists) given by him to the Company for the purpose of transmittal of notices or by fax or e-mail according to the number or address, as appropriate, provided and by the shareholder to the Company for sending messages, and subject to approval of the recipient by fax or electronic mail. A notice published in two newspapers will be considered as delivered on the date of publication; if the notice was sent by mail, notification shall be deemed to have been delivered correctly, if proof to the contrary, be considered a delivery was a time when the letter had been delivered in the usual way by mail.

127.	Co-holders of shares can be sent by the Company to the partner who is named first in the registry of members in respect of such share.

Liquidation

128.	In the case of liquidation of the Company, whether voluntary or otherwise, the liquidator will use the assets to repay its debts. Subject to the special rights attached to the shares, if any, the liquidator will divide the remaining assets among the holders of ordinary shares in proportion to their par value of the shares. Subject to the approval of the general meeting the liquidator is entitled to divide the assets among holders of ordinary shares in kind and to transfer any asset of the remaining assets to a trustee in prior to the shareholders, as the liquidator deems appropriate.

Insurance , indemnification and exemption of Officers

129.	Officers' Insurance

129.1.                Subject to the provisions of the Companies Law, the Company may enter into a contract to insure the liability of the officer of the Company for any liability imposed on him for an act done by virtue of being an officer of the Company, in any of the following:

129.1.1.            Breach of duty of care to the Company or to any other person;

129.1.2.           Breach of fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the act will not affect the benefit of the Company;

129.1.3.            Financial liability imposed on him in favor of another person;

129.1.4.            in any other event that is permitted or that will be permitted to insure responsibility of an officer.

If the insurance contract shall also covers the Company's liability, precedence shall be given to the officer over the Company, in obtaining insurance compensation.

129.2.             The Company will not enter into a contract to insure the liability of officers in respect of any of the following:

129.2.1.           Breach of fiduciary duty towards the Company, excluding in respect of the insurance and indemnification if the officer who had acted in good faith and had reasonable grounds to believe that the act will not affect the benefit of the Company;

129.2.2.             Breach of duty of care committed intentionally or recklessly, unless made in negligence only;

129.2.3.             Act intending to derive unlawful personal gain;

129.2.4.             Fine , civil penalty, a financial sanction or penalty imposed.

130.	Indemnification of Officers

130.1.                The Company may indemnify an officer for any liability or expense incurred or imposed on him due to an act made by him in his capacity as an officer of the Company, as described below:

130.1.1.            Financial liability imposed on him in favor of another person pursuant to a judgment , including a judgment given settlement or award approved by a court.

130.1.2.           Reasonable litigation expenses, including attorney's fees, incurred by an officer following an investigation or proceeding conducted against him by the competent authority to conduct an investigation or proceeding, which ended without any charges against him and which ended without imposed financial liability lieu of criminal proceedings, or ended without an indictment against him but with respect to a financial liability in lieu of a criminal offense which does not require proof of criminal intent or in connection with a monetary sanction.

In this Section 130.1.2 - completion of the procedure without an indictment regarding a criminal investigation - means closing the case under Section 62 of the Criminal Procedure [Consolidated Version] Law-1982 ("Criminal Procedure Act"), or a stay of proceedings by the Attorney General According to Article 231 of the Criminal Procedure;

"Monetary liability as an alternative to criminal proceedings"- a financial liability imposed by law as an alternative to criminal proceedings, including managerial fines under the regulations managers Law 1985, a fine for an offense defined as a fine offense under the provisions of the Criminal Procedure Law, financial sanction or a fine;

130.1.3.             Reasonable litigation expenses, including attorney's fees, incurred by an officer or imposed by a court, in a proceeding brought against him by the Company or on its behalf or by another person, or a criminal charge which he was acquitted, or convicted of a criminal charge where the offense does not require proof of criminal intent.

130.1.4.             Any liability or other expense which it is permitted or will be permitted for an officer to be indemnified.

130.1.5.             Notwithstanding Section 130.1.5, the Company will not be permitted to indemnify, directly or indirectly, an officer in respect of a financial sanction imposed on him, except for indemnification for compensation for the victim of a violation charge of up to 20 percent of the monetary sanction imposed on an officer as aforesaid or for expenses incurred by the officer in connection with a proceeding conducted in his case, including reasonable including attorney's fees, including by way of indemnity in advance.

130.2.                Subject to the provisions of the Companies Law, the Company may undertake in advance to indemnify an officer for any liability or expense as specified in Section 130.1 above, assigned to him or to be incurred, due to an act done by virtue of being an officer of the Company ("an undertaking to indemnify"), provided that the liability for indemnification for liabilities set forth in Section 130.1 above shall be limited to events in the opinion of the Board anticipated in view of the operations of the Company at the time the liability to indemnify and amount or benchmark for the board determined to be reasonable under the circumstances purposes and liability to indemnify shall state the events in the opinion of the Board anticipated in view of the operations of the Company at the time the liability and the amount or criterion that the Board of Directors determined to be reasonable in the circumstances of the case may be.

130.3.                Subject to the provisions of the Companies Law and without derogating from the provisions of Section 130.2 above, the Company may indemnify an officer retroactively, for any liability or expense as specified in Section 130.1 above, imposed on him or issued due to an act done by virtue of being an officer of the Company.

131.	Exculpation of officers

Subject to the provisions of the Companies Law, the Company may exculpate officer's liability, in whole or in part, for damage due to breach of duty of care towards it.

Notwithstanding the foregoing, the Company may not exculpate in advance director from his responsibilities due to violation of the duty of care in distribution. In addition, the Company shall not exculpate officer's liability, for any of the events specified in Section 130.1 above.

132.	Subject to the provisions of the Companies Law, the abovementioned regarding insurance, indemnification and exculpation do limit the Company in any way regarding the engagement contract of liability insurance and/or regarding indemnification and/or exculpation of liability:

132.1.              in respect of those who are not officers of the Company, including employees, contractors or consultants of the Company, who are not office holders;

132.2.              in connection with the officers of the Company - If the insurance and/or exemption and/or exculpation are not expressly prohibited under the law.

133.	Special Resolutions

Notwithstanding these regulations, until the registration for trade of the Company's securities in Israel or abroad, decisions on the following issues shall be taken by the general meeting or meetings of the Board of Directors, as applicable, only if the Investor or the Investor's director, as applicable , voted in their favor:

133.1.             modification and/or amendment of the Company's articles of association, which would create a substantial change in the rights attached to shares of the Company.

133.2.            Voluntary liquidation of the Company, split of the Company or reorganization of the Company's capital, and any arrangement under section 350 of the Companies Law.

133.3.            Entering into various operations materially different from the Company's operations or substantial reduction of the scope of operations or exiting any existing business areas of the Company.

133.4.                A transaction with an interested party and/or deal with any entity affiliated with an interested party.

133.5.                Any deviation of more than 5% of the Company's budget.

133.6.                Change signatory rights of the Company.